Exhibit 10.18

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of December 31, 2014 (the “Effective Date”), by and between AMVAC CHEMICAL CORPORATION, a California corporation (the “Company”), and Ulrich Trogele (“Employee”) to set forth the terms and conditions of the Company’s employment of Employee.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment.

(a) The Company hereby employs Employee and Employee hereby accepts employment by the Company pursuant to the terms and conditions of this Agreement.

(b) Employee is engaged by the Company with such title and capacity as set forth in the Schedule of Responsibilities attached to this Agreement as Schedule “A” (the “Schedule of Responsibilities”). Employee shall fully, faithfully, diligently and competently render the services and perform the duties described in the Schedule of Responsibilities and such other duties not inconsistent therewith that may be assigned to Employee from time to time by the Company. Employee shall conform to and comply with the lawful and reasonable directions and instructions given to Employee by the Company.

(c) Employee shall devote Employee’s full time, attention and energies to the business of the Company during Company working hours. Employee shall use Employee’s best efforts to further enhance and develop the best interests and welfare of the Company. The Company shall be entitled to all of the benefits, profits and other results arising from or incident to all work, services and advice of Employee.

(d) Employee shall not be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit, or other pecuniary advantage, without the prior written consent of the Company.

(e) The Company will advise Employee of its corporate rules, policies and procedures that apply to Company employees generally then in effect and as may be amended or adopted by the Company from time to time in the Company’s sole and absolute discretion (the “Company Policies”). Employee shall comply with all Company Policies. If there are any inconsistencies between any term of this Agreement and any of the Company Policies, this Agreement shall govern and control.

2. Period of Employment. Employee’s employment by the Company shall be for a period of three (3) years, commencing on the Effective Date and ending not later than three (3) years after the Effective Date, unless earlier terminated pursuant to Section 6 of this Agreement (the “Employment Period”). After the Employment Period, Employee shall be an “at will” employee of the Company.

3. Compensation. For services rendered to and duties performed by Employee for the Company during the Employment Period pursuant to the terms and conditions of this Agreement, the Company will offer to Employee such compensation and benefits specifically set forth in the Compensation Schedule attached to this Agreement as Schedule “B” (collectively, the “Compensation”).

4. Business Expenses. The Company, pursuant to its Company Policies, will reimburse Employee for reasonable and necessary expenses incurred within the scope of Employee’s employment in carrying out Employee’s services and duties under this Agreement, provided that such expenses are (a) deductible by the Company to the maximum extent permitted under the relevant rules and regulations of the Internal Revenue Code, (b) incurred and submitted for reimbursement in accordance with the Company Policies, and (c) evidenced by itemized and documented accounting of such expenditures.

5. Withholdings. The Company shall deduct and withhold from all compensation payable to Employee hereunder, including, without limitation, the Compensation, all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances, or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to Employee.

6. Termination.

(a) Termination for Cause. The Company shall have the right to terminate Employee’s employment for “Cause” (as defined below) at any time, without prior notice. In the event of termination of Employee’s employment for Cause, all rights of Employee (and Employee’s dependents and legal representatives) under Sections 1, 2 and 3 of this Agreement shall cease as of the date of such termination. For purposes of this Agreement, termination for “Cause” by the Company is defined as follows:

(1) Employee is convicted of or pled guilty or nolo contendere to (i) a felony that is likely to impair Employee’s ability to perform under this Agreement or otherwise have a significant adverse effect upon the Company, any of its affiliates, or any of their businesses or reputations, or (ii) a felony or misdemeanor which results in a term of incarceration in any correctional institution;

(2) Employee commits or conspires to commit an act of dishonesty, theft, gross carelessness, or other misconduct against the Company or any of its affiliates;

(3) has engaged in the abuse of alcohol or any illegal drug or intoxicant, or distributed or conspired to distribute any such substance, or engaged in the abuse of any prescription drug, during working hours or at any facilities of the Company or any of its affiliates;

(4) has committed or conspired to commit any act or series of acts that constitute unlawful harassment or discrimination based on an unlawful classification;

(5) has committed or conspired to commit any act or series of acts without approval by the Company’s Board of Directors which would have a significant adverse effect on the Company, any of its affiliates, or any of their businesses or reputations;

(6) has engaged in a willful or grossly negligent failure to perform duties or services for the Company;

(7) has improperly used or disclosed, or conspired to improperly use or disclose, confidential or proprietary information of the Company or any of its affiliates;

(8) has committed any act or omission that constitutes a material breach by Employee of any of Employee’s obligations or agreements under this Agreement, but only after the Company has provided notice of such breach to Employee and Employee fails or refuses to correct such breach within ten (10) days of such notice; provided, however, that no prior notice is required for any event set forth in conditions (1) through (7), inclusive, of this Section 6(a); or

(9) fails to relocate to California on a permanent basis with the intention of establishing residency in California within twelve (12) months after the effective date hereof.

(b) Termination Due to Death or Disability. If Employee, due to physical or mental disability or incapacity as determined by the Company in its discretion, is unable to perform Employee’s duties under this Agreement, the Company shall have the right to terminate Employee’s employment on thirty (30) days’ prior written notice. If Employee is able to and recommences rendering services and performing Employee’s duties under this Agreement within such thirty (30)-day notice period, such notice shall be deemed to have been withdrawn. In addition, in the event of Employee’s death or disability, Employee or Employee’s personal representatives, as the case may be, shall be entitled to receive all earned but unpaid compensation through the date of termination on a pro-rated basis.

(c) Termination Without Cause. Notwithstanding anything to the contrary, the Company shall have the right to terminate Employee’s employment without Cause or for any or no reason, at any time, effective immediately upon written notice to Employee. If the Company exercises its rights under this Section 6(c) during the Employment Period, provided that Employee signs a release and waiver acceptable to the Company and subject to the immediately following sentence, the Company will pay to Employee as severance, an amount equal to the greater of (i) the aggregate annual base salary and health insurance benefits for the remainder of the term of employment hereunder, or (ii) the Employee’s annual base salary and health insurance benefits. Such severance amount will be paid in equal amounts as per the Company’s standard payroll schedule over the remainder of the term of this Agreement, provided that Company may discontinue making such payments (and Employee will forfeit further payments) in the event that Employee accepts employment with a business that results in Employee directly competing with the Company in any of its then-current major markets. Severance payment(s) made under this paragraph 6(c) will not be paid if Employee qualifies for a severance payment under the Change-in-Control Severance Agreement. Employee shall not be terminated to avoid payment under the Change-in-Control Severance Agreement.

7. Disclosures and Assignment of Rights.

(a) Employee hereby agrees promptly to disclose to the Company and Employee hereby, without further compensation, assigns and agrees to assign to the Company or its designees, Employee’s entire right, title, and interest in and to all designs, trademarks, logos, business plans, business models, business names, economic projections, product innovations, discoveries, formulae, processes, manufacturing techniques, trade secrets, customer lists, supplier lists, inventions, research, improvements, ideas, know-how, patents, service marks, and copyrightable works (collectively, “Inventions”), including, without limitation, all rights to obtain, register, perfect and enforce all Inventions, which relate to Employee’s work for the Company, whether or not during normal working hours, or which are aided by the use of Company time, material, equipment, or facilities; it being understood, however, that no rights are hereby conveyed in Inventions, if any, made by Employee prior to Employee’s employment with the Company and disclosed pursuant to Section 7(c) of this Agreement.

(b) Employee agrees to perform, during and after the Employment Period, all acts deemed necessary or desirable by the Company to permit and assist it, at its reasonable expense, including execution of documents and assistance and cooperation in legal proceedings, in obtaining and enforcing the full benefits, enjoyments, rights and title in the items assigned to the Company as set forth in Section 7(a) of this Agreement.

(c) Except as specifically set forth in the Disclosure of Inventions attached to this Agreement as Schedule “C” (or if nothing is listed therein), there are no Inventions that Employee wishes to exclude from the operation of Section 7(a) or 7(b) of this Agreement.

(d) Employee understands, and hereby acknowledges having received notice, that Sections 7(a) and (b) of this Agreement do not apply to an invention which qualifies fully under the provisions of California Labor Code Section 2780, which is substantially set forth in Schedule “D” attached to this Agreement.

8. Conflicts of Interest. Employee recognizes that Employee owes a primary and fiduciary duty to the Company and that Employee shall not have any interest, financial or otherwise, direct or indirect, or engage in any business or transaction of any nature, which is in conflict with the proper and faithful discharge of Employee’s duties and services as an employee of the Company. Without limiting the generality of the foregoing, Employee shall not, while employed by the Company, directly or indirectly:

(a) be employed by or receive any compensation from a customer, supplier or competitor of the Company or any of its affiliates;

(b) have any ownership or financial interest of any nature in a customer, supplier or competitor of the Company or an of its affiliates, except where such ownership is stock in a corporation and consists of less than one percent (1%) of the outstanding capital stock of the corporation and where such stock is publicly traded and listed on a recognized stock exchange or actively traded in the over-the-counter market;

(c) have or participate in any dealings on behalf of the Company with a customer, supplier or competitor of the Company or any of its affiliates that employs, or more than five percent (5%) of whose ownership interest is beneficially held by, Employee’s spouse or any brother, sister, parent, child or grandchild of Employee or Employee’s spouse, or any person living in Employee’s household or the spouse of any of the foregoing persons;

(d) engage or participate in any activity, business enterprise, business opportunity, employment, occupation, consulting, or other business activity which the Company shall reasonably determine to be, or reasonably planned to be, in competition with the Company or any of its affiliates, or to interfere with Employee’s duties as an employee of the Company, EXCEPT THAT, the Company is aware that Employee is directly a part of, and involved with, Trogele Energy and Consultancy, LTD, LLC, and that Employee is an adjunct Professor at the Berlin School of Economics and Law, and that Employee’s continuing work for, and connection with, both entities will not be considered a violation of this paragraph or this Agreement; or

(e) solicit, accept or receive any gift having a value of $500.00 or more, whether in the form of money, service, loan, hospitality (except for ordinary business meals), thing or promise, or in any other form, under circumstances in which it could reasonably be inferred that the gift was intended to influence Employee, in the performance of Employee’s duties on behalf of the Company or was intended as a reward for any action on Employee’s part on behalf of the Company, unless such fact or activity is first fully disclosed in writing to the Company and the Company first approves in writing of such fact or activity.

(f) The Company agrees that Employee may, upon Board of Director approval, which approval will not be unreasonably withheld, hold independent, non-conflicting, director positions with other corporations.

9. Information of Others. Employee certifies and acknowledges that Employee will not disclose or utilize in Employee’s work with the Company any secret or confidential information of others (including any prior employers), or any inventions or innovations of Employee’s own which are not included within the scope of this Agreement.

10. Confidential Information. The Company and/or one or more of its affiliates may, from time to time, provide Employee with confidential information, proprietary information, or trade secrets regarding the Company and/or one or more of its affiliates, including, without limitation, information regarding business methods, plan, products, pricing, customer lists, and other confidential customer information, including, but not limited to, contact names, purchasing authority(ies), product, know-how and/or customer service requirements, buying patterns and other proprietary information (collectively, “Confidential Information”). Except in furtherance of the Company’s business and without the Company’s prior written consent, Employee shall not, directly or indirectly, disclose, use, communicate, appropriate, or exploit any Confidential Information during the Employment Period and thereafter.

11. intentionally omitted

12. Non-Raiding. Employee will not, either during the Employment Period or for a period of one (1) year thereafter, either directly or indirectly, hire, solicit, induce or attempt to induce or encourage any of the Company’ employees, agents, or contractors to cease or significantly reduce providing services to the Company. Employee represents and warrants that Employee’s experience and abilities are such that compliance with the covenants contained in this Section 12 will not cause any undue hardship or unreasonable restriction on Employee’s ability to earn a livelihood.

13. Return of Property. Employee agrees that upon request by the Company, and in any event upon termination of employment, Employee shall turn over to the Company all Confidential Information, Inventions, documents, notes, papers, and other material in whatever media relating to the Company in Employee’s possession or control, together with all material, documents, notes, pagers, and other work product in whatever media which is connected with or derived from Employee’s services to the Company.

14. Remedies. Employee recognizes and acknowledges that a breach of any provision under Sections 7, 8, 9, 10, 12 and/or 13 of this Agreement could not reasonably be compensated in damages in an action at law and that the Company and/or any of its affiliates shall be entitled to seek injunctive relief obtainable in a court of competent jurisdiction, which may include, but shall not be limited to, restraining Employee from rendering any service which would breach this Agreement. Notwithstanding the foregoing, no remedy conferred by any of the specific provisions of this Agreement, including, without limitation, this Section 14, is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Company and/or any of its affiliates shall not constitute a waiver of the right to pursue other available remedies. These obligations shall survive the termination of Employee’s employment.

15. Arbitration. Except as provided in this Section 15, any and all claims between Employee and the Company, any of its affiliates and/or any of their respective directors, officers, employees or agents that arise out of Employee’s employment, including, without limitation, disputes involving the terms of this Agreement, Employee’s employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee’s employment with the Company or Employee’s termination, shall be resolved through final and binding arbitration. The only claims not covered by this Section 15 are claims for equitable relief for violation of any provision under Sections 7, 8, 9, 10, 12 and/or 13 of this Agreement and claims for benefits under the workers’ compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Notices of requests to arbitrate a covered claim must be made within the applicable statute of limitations. Binding arbitration will be conducted in Orange County, California in accordance with the rules and regulations of the American Arbitration Association (“AAA”). Discovery may be carried out under the supervision of the arbitrator appointed pursuant to the rules of the AAA. Employee will be responsible for paying the same fee to initiate the arbitration that Employee would pay to file a civil lawsuit. The Company will pay any remaining cost of the arbitration filing and hearing fees, including the cost of the arbitrator; each side will bear its own attorneys’ fees, that is, the arbitrator will not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question.

16. Miscellaneous.

(a) Survival. Sections 1, 2 and 3 of this Agreement, inclusive, shall terminate upon termination of Employee’s employment with the Company, and all other provisions of this Agreement shall survive such termination and be enforceable in accordance with their terms.

(b) Attorneys’ Fees. In the event that an action or proceeding is brought to enforce any provision under Sections 7, 8, 9, 10, 12 and/or 13 of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

(c) Waiver of Breach. The waiver by the Company or Employee of any breach of any provision herein shall not be binding upon the Company or Employee unless in writing, and shall not constitute a continuing waiver or a waiver of any subsequent breach.

(d) Assignment. Neither this Agreement nor any of the parties’ rights and obligations hereunder may be assigned by a party without the prior written consent of the other party hereto; provided, however, that the Company may assign any or all of its rights and obligations under this Agreement to (i) an affiliate of the Company, or (ii) a surviving entity in connection with a merger or consolidation involving the Company or a purchase or sale of all or substantially all of the Company’s assets, so long as such surviving entity assumes the Company’s obligations under this Agreement.

(e) Entire Agreement; Oral Statement Not Binding. This Agreement taken together with the offer letter dated as of the date hereof and the letter regarding relocation reimbursement contains the entire agreement of the parties relating to the subject matter hereof and may not be waived, changed, modified, extended or discharged orally, but only by agreement specifically referencing this Agreement that is signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. Employee acknowledges that the Company is not bound by any oral or other unauthorized statements or promises regarding salary, benefits, length of employment or any other conditions of Employee’s employment. All previous agreements or arrangements between the Company and Employee are hereby terminated. Each party acknowledges and agrees that no representations, inducements, promises or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not expressly set forth in this Agreement, and that no other agreement, statement or promise shall be valid or binding unless modified or amended pursuant to this Section 16(e). This Agreement may not be modified or amended unless in writing and signed by both Employee and the Company, acting through its Chief Executive Officer or President.

(f) Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or arbitrator, as the case may be, to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

(g) Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(h) Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly given and delivered if delivered by messenger, or mailed by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so delivered by messenger or three (3) days following the date on which so mailed.

If to the Company:	4695 MacArthur Boulevard, Suite 1200
Newport Beach, California 92660
	Attn:	Chief Executive Officer or President

With copy to:	Attn:	General Counsel

If to Employee:	[ ]
[ ], or
at such other last known address on record with the Company.

(i) Enforceability. This Agreement inures to the benefit of the permitted successors and permitted assigns of the Company, and is binding upon Employee’s heirs and legal representatives. No course of conduct or failure or delay in enforcing any provision of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

(j) Headings. The headings of the sections or subsections in this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

(k) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent arises, this Agreement shall be construed as having been drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions hereof. Any act or series of act required to be performed by the Company under this Agreement shall be performed on behalf of the Company by its Chief Executive Officer, President, or other officer duly authorized by the Company’s Board of Directors.

(l) Facsimile Signatures. This Agreement may be executed by a party’s signature transmitted by facsimile or electronically (as a pdf), and copies of this Agreement executed and delivered by means of either facsimile or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. The parties may rely upon facsimile or pdf signatures as if such signatures were originals. A party executing and delivering this Agreement by facsimile shall promptly thereafter deliver a counterpart signature page of this Agreement containing said party’s original signature.

(m) Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

* * * *

[Remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the date first written above.

“Company”

AMVAC Chemical Corporation, a California corporation

By:
Name:
Title:

“Employee”

Ulrich Trogele, as an Individual

S-1

SCHEDULE “A”

TO EMPLOYMENT AGREEMENT

SCHEDULE OF RESPONSIBILITIES

Title:	Chief Operating Officer of AMVAC Chemical Corporation

Location:

Employee shall perform the services and duties principally at the Company’s offices located at 4695 MacArthur Court, Suite 1200, Newport Beach, California 92660, or at such other location or locations as may be designated by the Company from time to time.

Start Date:	Employee shall commence his employment on January 5, 2015.

Essential duties and responsibilities—you will be responsible for leading the growth of the company’s global business through marketing, sales and business development, including without limitation:

•

Sales—managing the entire sales force, both domestic and international, with a focus on improving key customer relationships; establishing accountability of the sales force (both through periodic reports and the setting of performance objectives); motivating and incentivizing sales personnel; improving sales forecasting and budgeting; and increasing product sales.

•

Marketing—providing market analysis for all product lines; creating marketing plans for all regions; establishing a strategy for product distribution through the channels; designing and administering effective customer programs; developing novel product solutions (e.g., pre-mixes, tank mixes, formulations, delivery systems) for the purpose of increasing product sales; assessing the strengths and weaknesses of the company’s product portfolio and recommending additions or deletions to effect greater growth and profitability; and developing promotional materials for distribution at centers of influence.

•

Business Development—defining a direction and making a plan for expanding the company’s portfolio through a combination of (i) licensing or joint development of products from universities, research institutions and technology companies; (ii) acquisition of product lines from other agchem companies; and (iii) merger and/or acquisition with complementary companies. It is expected that you will use existing relationships and develop additional ones both here and abroad for these purposes.

•

Serving as a key member of the Executive Management team, participating in regular meetings of the team and in the development and review of the Company’s annual budget, product plans, sales plans, the organic growth matrix and the Company’s five year business plan.

Dated:
Company

Dated:
Employee

A-1

SCHEDULE “B”

TO EMPLOYMENT AGREEMENT

COMPENSATION SCHEDULE

Annual Base Salary: Pursuant to the terms and conditions of this Agreement, the Company will pay to Employee an annual base salary of Three Hundred Sixty Thousand Dollars ($360,000), payable in accordance with the Company’s then-existing payroll schedule, policies and procedures. The Company, in its sole discretion, may otherwise from time to time increase Employee’s salary as it deems appropriate, but such increases shall have no effect on or alter the obligations of the Company or other rights of the Employee as provided under this Agreement.

Initial Bonus: In addition to the base salary and other forms of compensation set forth in this Schedule B, thirty (30) days after commencement of employment, Employee shall be entitled to receive a one-time bonus in the amount of one hundred fifty thousand dollars ($150,000.00) subject to the Company’s standard payroll deductions.

Restricted Stock Awards: Subject to terms and conditions of the 1994 Stock Incentive Plan, as amended, of American Vanguard Corporation, a Delaware corporation (“American Vanguard”), and the execution of a Restricted Stock Agreement containing terms and conditions by and between Employee and American Vanguard, on each of the effective date hereof, Employee shall receive (a) seven thousand five hundred (7,500) shares of American Vanguard Common Stock that vest ninety (90) days after the date of commencement of employment (the “Commencement Date”), (b) seven thousand five hundred (7,500) restricted shares of American Vanguard Common Stock that vest on the one year anniversary of the Commencement Date, (c) seven thousand five hundred (7,500) restricted shares of American Vanguard common stock that vest on the second anniversary of the Commencement Date, (d) seven thousand five hundred restricted shares of American Vanguard common stock that vest on the third anniversary of the Commencement Date, and (e) seven thousand five hundred (7,500) performance shares that vest upon both the passage of three years of continuous service (measured from the Commencement Date) and the achievement of certain financial targets measured over the course of fiscal years 2015, 2016 and 2017.

Future Equity Awards: Employee shall be eligible to receive future awards of equity (whether restricted stock, options, performance shares and/or other forms of securities) as part of periodic awards made by the Board of Directors to select employees. The form, amount and terms of these awards are to be determined by the Board in their discretion.

Car Allowance: Employee shall be provided a car allowance of One Thousand Five Hundred Dollars ($1500) per month which amount will be paid to Employee monthly in full.

Vacation: During the term of the Employment Period, Employee shall be entitled to a maximum of four (4) weeks of vacation time each calendar year (or a prorated portion thereof). In the event that Employee is unable or fails to take the total amount of vacation time authorized herein during any calendar year, such unused vacation shall not roll over or be credited to the subsequent year(s), but will be paid out in cash, and the balance of accrued vacation reduced to zero at the end of such calendar year.

General Benefits: Pursuant to the terms and conditions of this Agreement, Employee may participate in benefit plans (subject to the provisions of such plans) and other perquisites which are made generally available to the Company’s other employees and for which Employee qualifies, including, without limitation: group health, dental, life, accident and disability insurance; the Company’s 401k plan; flexible spending accounts; and the Company’s Employee Stock Purchase Plan.

Bonus. Employee shall be entitled to receive an annual bonus the amount, payment terms and other conditions of such bonus shall be subject to determination by the Company’s Board of Directors, based upon both individual and company-wide performance taking into consideration the bonus parameters for the position.

Change-in-Control Severance. In lieu of the severance provisions set forth in paragraph 6(c) hereof, Employee shall be entitled to participate in the severance arrangement for Company executives in the event of a change-in-control, the terms of which are set forth in Schedule E hereto.

Dated:
Company

Dated:
Employee

B-1

SCHEDULE “C”

TO EMPLOYMENT AGREEMENT

DISCLOSURE OF INVENTIONS

Except as set forth below, there are no Inventions that I wish to exclude from the operation of Section 7(a) or 7(b) of this Agreement:

Dated:
Employee

C-1

SCHEDULE “D”

TO EMPLOYMENT AGREEMENT

CALIFORNIA LABOR CODE SECTION 2780

California Labor Code Section 2870 substantially provides:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)	Result from any work performed by the employee for the employer.

(b) To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

D-1

SCHEDULE “E”

TO EMPLOYMENT AGREEMENT

FORM OF CHANGE-IN- CONTROL SEVERANCE AGREEMENT